Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Patricia Figueroa	Christa Zipf
(212) 836-2758	(212) 836-2605
Patricia.Figueroa@arconic.com	Christa.Zipf@arconic.com

Arconic Appoints Dave Miller to Join Board of Directors

New York, December 19, 2017 – Arconic Inc. (NYSE: ARNC) announced today that its Board of Directors has appointed Dave Miller, a Senior Portfolio Manager at Elliott Management, to join the Board as a director, effective immediately. Mr. Miller replaces Patrice Merrin, who has voluntarily stepped down from the Board. The Board has also appointed Mr. Miller to serve on the Finance Committee.

Dave Miller is a Senior Portfolio Manager at Elliott Management, a New York-based investment fund with over $34 billion in assets under management. Mr. Miller joined Elliott in 2003 after working in M&A and financing advisory roles at Peter J. Solomon Company. He is currently a director of the Brazil American Automotive Group, Inc., one of the largest automotive dealership groups in Latin America and previously served on the boards of JCIM, LLC, ISCO International, LLC, and SemGroup Energy Partners GP. Mr. Miller holds a Bachelor of Arts from Harvard University.

John Plant, Chairman of the Board, said of Mr. Miller’s appointment, “We see great value in having a substantial shareholder directly represented in the Boardroom and are pleased to invite Dave Miller to join the Board in this capacity. The Board thanks Patrice for her contributions to Arconic during her time as a director and we wish her the best in her future endeavors.”

Incoming Arconic CEO Charles “Chip” Blankenship said, “As Arconic’s next CEO, my goal is to deliver outstanding returns for our shareholders. I welcome having Dave’s investment and financial expertise on the Board and am excited to start working with the entire Arconic Board in January.”

“There are tremendous value creation opportunities at Arconic and I look forward to working closely with Chip, John and my colleagues on the Board to help the Company to seize them,” said Mr. Miller.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website on www.arconic.com

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) any manufacturing difficulties or other issues that impact product performance, quality or safety; (h) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2016, Arconic’s Forms 10-Q for the quarter ended June 30, 2017 and other reports filed with the Securities and Exchange Commission. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

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